Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Nuance Communications, Inc.
Burlington, Massachusetts
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-147715, 333-142182, 333-100648, and 333-61862), and Form S-8 (Nos. 333-157579, 333-151088, 333-151087, 333-153911, 333-148684, 333-145971, 333-143465, 333-142183 333-141819, 333-134687, 333-128396, 333-124856, 333-122718, 333-108767, 333-99729, 333-75406, 333-49656, 333-33464, 333-30518, 333-74343, 333-45425, and 333-04131) of Nuance Communications, Inc. of our report dated November 25, 2009, except as to the effects of ASC 470-20, as discussed in Note 2a, and Note 25 which are as of February 11, 2010 which appears in this Form 8-K.

/s/ BDO Seidman, LLP
Boston, Massachusetts
February 11, 2010

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